GEOGLOBAL RESOURCES INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE ACCESSABLE THROUGH AUDIO WEBCAST

Calgary, Alberta, Canada, June 14, 2007 - GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) announced today that its annual meeting of stockholders can be accessed through an Internet webcast.  An audio only version will be available.  The annual meeting is scheduled to be held at the Calgary Petroleum Club in the Viking Room, 319 – 5 Avenue SW, Calgary, Alberta T2P 0L5, on Wednesday, the 20th of June, 2007 commencing at 3:00 p.m. Mountain Daylight time. Jean Paul Roy, President and Chief Executive Officer and Allan J. Kent, Executive Vice President and Chief Financial Officer will be present.  Also expected to be present are the members of the Company’s Board of Directors.  All parties are invited to attend the webcast.

WHEN:	Wednesday, June 20, 2007
Conference call	3:00 p.m. Mountain Daylight (5:00 p.m. Eastern Daylight)
North America Dial-in Number	866-713-8395
International Dial-in Number	617-597-5309
Participant Passcode	67282723
Webcast	To listen to a live webcast of the conference call, go to www.geoglobal.com, click on “AGM Audio Webcast.”
Webcast Replay:
The webcast replay will be available on our website at www.geoglobal.com from 5:00 p.m. MT, Wednesday, June 20, 2007 until 5:00 p.m. MT on Wednesday, June 27, 2007.  Be advised that listening to the webcast via our website requires speakers and Windows Media Player.
The webcast replay will also be available by dialing-in via telephone from 5:00 p.m. MT, Wednesday, June 20, 2007 until 5:00 p.m. MT on Wednesday, June 27, 2007 at the following numbers:

	North America:	888-286-8010
	International:	617-801-6888
	Participant Passcode:	35802253

GeoGlobal Resources Inc., headquartered in Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Rajasthan and the Deccan Syneclise basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated.  Our exploration and development activities involve highly speculative exploration opportunities that involve material risks.  Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB and 10-Q. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253                                           email: info@geoglobal.com
fax:     403-777-9199                                           website: www.geoglobal.com